Exhibit 99.1

iPower Completes Initial $1 Million USD.AI Purchase to Advance AI Infrastructure Strategy

Company intends to stake USDai into sUSDai to participate in

AI infrastructure financing yield opportunities

RANCHO CUCAMONGA, Calif., June 4, 2026 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”) today announced that it has completed an initial purchase of approximately $1.0 million of USDai, the synthetic dollar of the USD.AI protocol.

The Company intends to stake the acquired USDai into sUSDai, USD.AI’s yield-bearing token, as part of iPower’s previously announced AI infrastructure investment strategy. The purchase represents the initial tranche of iPower’s commitment to invest up to $3.0 million in USD.AI’s ecosystem and marks a key step in the Company’s plan to participate in the AI infrastructure funding ecosystem.

USD.AI is designed to support financing of AI infrastructure through a digital asset framework that connects capital providers with infrastructure-backed opportunities. The USD.AI ecosystem has attracted institutional and public-market participation, including a previously announced $4.0 million investment by Bullish (NYSE: BLSH) and an investment by Coinbase Ventures in Permian Labs, the developer of USD.AI.

“We believe AI infrastructure financing is becoming an important investment category as demand for compute capacity, data centers and related infrastructure continues to grow,” said Lawrence Tan, Chief Executive Officer of iPower. “This initial USD.AI purchase moves iPower from strategy to execution and positions the Company to participate in the capital formation layer supporting AI infrastructure.”

iPower intends to continue evaluating opportunities across the AI infrastructure landscape, including digital assets, financing platforms, infrastructure-related investments and other opportunities aligned with its strategic objectives.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven company executing a focused strategy at the intersection of AI infrastructure and real-world commerce. Building on its established e-commerce operations, technology platform and capital markets experience, the Company is expanding into AI infrastructure investments and related financing ecosystems. Through targeted investments in digital assets, infrastructure financing protocols and other AI-related opportunities, iPower seeks to participate in the growth of the compute, data center and infrastructure layers that support artificial intelligence. Leveraging its operating experience, ecosystem relationships and capital market access, iPower is building a scalable business designed to generate durable long-term value for stockholders. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s AI infrastructure strategy, AI-related investments, digital asset activities, participation in AI infrastructure financing ecosystems, expected returns, future capital deployment, business opportunities and long-term stockholder value creation. These statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor Relations Contact

IPW.IR@meetipower.com